Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Fourth Quarter Dividend of $0.43 per Share,

Announces September 30, 2007 Quarterly Financial Results

New York, New York, November 7, 2007 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso” or the “Company”) announced today that its Board of Directors has declared a fourth quarter dividend of $0.43 per share payable on December 31, 2007 to stockholders of record as of December 14, 2007. Based on the November 6, 2007 closing price of $13.21, the dividend represents an annualized dividend yield of 13.02% on the Company’s common stock.

BlackRock Kelso also announced financial results for the quarter ended September 30, 2007.

HIGHLIGHTS:

Investment Portfolio: $1.1 billion

Net Assets: $754 million

Net Asset Value per share: $14.51

Operating Results for the Quarter Ended September 30, 2007 (in thousands, except per share amounts):

Net investment income: $22,356

Net investment income per share: $0.44

Net realized and unrealized losses: ($19,890)

Net realized and unrealized losses per share: ($0.39)

Net increase in net assets from operations: $2,465

Net increase in net assets from operations per share: $0.05

Portfolio Activity for the Quarter Ended September 30, 2007:

Cost of investments during period: $124.0 million

Sales, repayments and other exits during period: $90.8 million

Number of new portfolio companies invested: 5

Number of portfolio companies at end of period: 59

Portfolio and Investment Activity

During the three months ended September 30, 2007, we invested $124.0 million across five new and two existing portfolio companies. This compares to investing $190.9 million across 11 new and three existing portfolio companies for the three months ended September 30, 2006. Additionally, we received proceeds from sales/repayments of principal of approximately $90.8 million during the three months ended September 30, 2007, versus $33.4 million for the three months ended September 30, 2006.

At September 30, 2007, our net portfolio consisted of 59 portfolio companies and was invested 67% in senior secured loans, 23% in unsecured or subordinated debt securities, 6% in equity investments, 4% in senior secured notes and less than 1% in cash, cash equivalents and foreign currency. Our average portfolio company investment by value was approximately $18.6 million. Our targeted investment size typically ranges from between $10 to $50 million, although this investment size may vary proportionately as the size of our capital base changes.

The weighted average yields on our senior secured loans and other debt securities were 12.3% and 13.0%, respectively, at September 30, 2007, versus 11.7% and 14.1%, respectively, at September 30,

2006. Our weighted average yield on invested capital was 12.5% at September 30, 2007, versus 12.0% at September 31, 2006. Yields on invested capital exclude common equity investments, short-term investments, cash and cash equivalents.

On June 26, 2007, we priced our initial public offering, through which we sold 10,000,000 newly issued shares and raised $150.1 million, net of underwriting commissions and expenses. The transaction closed on July 2, 2007. We applied the net proceeds of this offering to reduce borrowings outstanding under our credit facility.

“We are pleased with our third quarter results,” said James R. Maher, Chairman and Chief Executive Officer. “We continue to deliver on our goals of being a premier provider of capital to middle-market companies and providing an attractive return to our stockholders. We view recent turbulence in the credit markets as an opportunity for us to continue to apply our thorough investment selection process to enhance the risk/return profile of our portfolio.”

Results of Operations

Results comparisons are for the three and nine months ended September 30, 2007 and September 30, 2006.

Investment Income

Investment income totaled $34.2 million and $92.4 million, respectively, for the three months and nine months ended September 30, 2007, compared to $15.1 million and $36.0 million, respectively, for the three months and nine months ended September 30, 2006. The increase in investment income for the three and nine months ended September 30, 2007 reflects the growth of our portfolio and the transition of the portfolio from temporary to long-term investments, as the portfolio was not yet fully invested in the prior periods. Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net expenses for the three months and nine months ended September 30, 2007 were $11.8 million and $38.7 million, respectively, versus $4.1 million and $8.3 million, respectively, for the three months and nine months ended September 30, 2006. Of these totals, for the three and nine months ended September 30, 2007, ($0.1) million and $9.4 million, respectively, were performance-based incentive fees and $5.3 million and $14.5 million, respectively, were interest and other credit facility expenses. For each of the three and nine months ended September 30, 2006, $1.3 million were performance-based incentive fees and there were no interest and other credit facility expenses. Expenses net of performance-based incentive fees and interest and other credit facility expenses for the three and nine months ended September 30, 2007 were $6.6 million and $16.9 million, respectively. Net expenses for the three months and nine months ended September 30, 2007 were net of base management fee waivers of zero and $2.1 million, versus $0.9 million and $3.6 million, respectively, for the three months and nine months ended September 30, 2006. The base management fee waivers terminated upon the completion of our initial public offering. These net expenses consist of base management fees (net of waivers), administrative services expenses, professional fees, director fees, investment advisor expenses, insurance expenses, amortization of debt issuance costs and miscellaneous other expenses. The increase in expenses was driven primarily by an increase in base management fees resulting from the growth of our portfolio, the incurrence of performance-based incentive fees and the incurrence of borrowing costs under our credit facility. No incentive fees were earned during the three months ended September 30, 2007 primarily as a result of the increase in unrealized depreciation on investments.

Net Investment Income

Net investment income totaled $22.4 million and $53.7 million, or $0.44 per share and $1.23 per share, respectively, for the three and nine months ended September 30, 2007. For the three and nine months ended September 30, 2006, net investment income totaled $11.0 million and $27.7 million, or $0.30 per share and $0.76 per share, respectively.

Net Realized Gains (Losses)

Total net realized gains (losses) for the three and nine months ended September 30, 2007 were $0.3 million and $0.6 million, respectively, compared to $0.1 million and ($0.1) million, respectively, for the three and nine months ended September 30, 2006.

Net Unrealized Appreciation (Depreciation)

For the three and nine months ended September 30, 2007, the net change in unrealized appreciation on our investments, foreign currency translations and cash equivalents was ($20.2) million and ($22.2) million, respectively, versus $0.3 million and $2.1 million, respectively, for the three and nine months ended September 30, 2006. Net unrealized appreciation (depreciation) was ($20.8) million at September 30, 2007 and $2.3 million at September 30, 2006. The net change in unrealized appreciation was primarily a result of declines in market quotations used to value certain investments in our portfolio.

Net Increase in Net Assets from Operations

For the three months and nine months ended September 30, 2007, the net increase in net assets from operations was $2.5 million and $32.1 million, or $0.05 per share and $0.74 per share, respectively, compared to $11.4 million and $29.7 million, or $0.31 per share and $0.82 per share, respectively, for the three and nine months ended September 30, 2006.

Liquidity and Capital Resources

Our liquidity and capital resources are generated primarily through a senior secured, multi-currency $500 million, four-year revolving credit facility maturing in December 2010 as well as from cash flows from our operations, which primarily consists of interest earned and fees received on senior secured loans and other debt securities. At September 30, 2007, we had $346.4 million in borrowings outstanding and $153.6 million available for use under our credit facility.

On June 26, 2007, we priced our initial public offering, through which we sold 10,000,000 newly issued shares and raised $150.1 million, net of underwriting commissions and expenses, in a transaction that closed on July 2, 2007. In the future, we may raise additional equity or debt capital in the public or private markets or may securitize a portion of our investments. The primary use of such funds is expected to be investments in portfolio companies, cash distributions to common stockholders and for other general corporate purposes.

Dividends

Dividends paid to stockholders for the three and nine months ended September 30, 2007 totaled $21.5 million, or $0.42 per share, and $54.7 million, or $1.26 per share, respectively. For the three and nine months ended September 30, 2006, dividends paid totaled $11.1 million, or $0.30 per share, and $26.6 million, or $0.73 per share, respectively. Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code. To maintain our status as a regulated investment company, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We intend to make distributions to our stockholders on a quarterly basis of substantially all of our taxable net investment income. We also intend to make distributions of net realized capital gains, if any, at least annually.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive dividends and distributions at any particular level or at all.

With respect to the dividends paid to stockholders, income from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies in which our investment advisor on our behalf provides significant services to the portfolio company in connection with making the investment is treated as taxable income and accordingly, distributed to stockholders. For the three and nine months ended September 30, 2007, these fees totaled $1.5 million and $5.3 million, respectively. For the three and nine months ended September 30, 2006, such fees totaled $1.6 million and $2.2 million, respectively.

Conference Call

BlackRock Kelso will host a web cast/teleconference call at 5:00 p.m. (Eastern Time) on Wednesday, November 7, 2007 to discuss its third quarter 2007 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 5:00 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 21618200). A live, listen-only web cast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and web cast will be available for replay by 8:00 p.m. on Wednesday, November 7, 2007 and ending at midnight on Wednesday, November 14, 2007. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 21618200. To access the web cast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

Statements of Assets and Liabilities

	September 30, 2007 (Unaudited)	December 31, 2006
Assets:
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost of $1,008,065,858 and $716,844,625)	$995,613,786	$718,730,964
Controlled investments (amortized cost of $36,437,915 and $35,437,060)	25,644,952	35,437,060
Affiliated investments (amortized cost of $70,604,501 and $0)	74,490,023	—

Total investments at fair value	1,095,748,761	754,168,024
Cash and cash equivalents	1,089,985	3,036,413
Foreign currency at fair value (cost of $387,450 and $119,714)	413,503	126,375
Interest receivable	21,553,561	7,759,464
Dividends receivable	1,881,956	43,270
Prepaid expenses and other assets	1,305,846	1,125,838

Total Assets	$1,121,993,612	$766,259,384

Liabilities:
Payable for investments purchased	$8,587,302	$16,260,000
Unrealized depreciation on forward foreign currency contracts	1,471,865	475,204
Credit facility payable	346,400,000	164,000,000
Interest payable on credit facility	4,706,343	152,793
Offering costs payable	65,288	—
Dividend distributions payable	—	15,803,510
Base management fees payable	5,319,050	2,157,082
Incentive management fees payable	—	4,443,298
Accrued administrative services expenses	365,581	366,354
Other accrued expenses and payables	924,455	801,221

Total Liabilities	367,839,884	204,459,462

Net Assets:
Common stock, par value $.001 per share, 100,000,000 and 40,000,000 common shares authorized, 51,978,325 and 37,627,405 issued and outstanding	51,978	37,627
Paid-in capital in excess of par	778,116,247	563,233,775
Distributions in excess of net investment income	(4,324,681)	(3,392,549)
Accumulated net realized gain	1,102,935	497,795
Net unrealized appreciation (depreciation)	(20,792,751)	1,423,274

Total Net Assets	754,153,728	561,799,922

Total Liabilities and Net Assets	$1,121,993,612	$766,259,384

Net Asset Value Per Share	$14.51	$14.93

BlackRock Kelso Capital Corporation

Statements of Operations (Unaudited)

	Three months ended September 30, 2007	Nine months ended September 30, 2007	Three months ended September 30, 2006*	Nine months ended September 30, 2006*
Investment Income:
From non-controlled/non-affiliated investments:
Interest	$30,901,350	$85,410,789	$14,999,584	$35,442,158
Dividends	369,249	585,317	116,866	430,203
Other income	16,500	34,995	—	122,133
From controlled investments:
Interest	951,449	2,801,006	—	—
Dividends	215,787	654,555	—	—
From affiliated investments:
Interest	1,141,468	1,983,094	—	—
Dividends	568,083	653,925	—	—
Other income	—	300,000	—	—

Total investment income	34,163,886	92,423,681	15,116,450	35,994,494

Expenses:
Base management fees	5,319,049	13,546,675	2,818,865	8,218,199
Incentive management fees	(112,226)	9,412,097	1,309,382	1,309,382
Administrative services	325,608	804,084	295,260	875,367
Professional fees	260,960	803,746	211,224	531,223
Director fees	121,688	251,860	64,526	221,587
Investment advisor expenses	218,221	608,488	200,994	482,130
Insurance	112,146	201,921	42,194	125,299
Interest and credit facility fees	5,321,907	14,471,228	—	—
Amortization of debt issuance costs	62,819	207,788	—	—
Other	178,092	444,533	62,089	141,776

Expenses before management fee waiver	11,808,264	40,752,420	5,004,534	11,904,963
Base management fee waiver	—	(2,056,907)	(895,428)	(3,595,228)

Net expenses	11,808,264	38,695,513	4,109,106	8,309,735

Net Investment Income	22,355,622	53,728,168	11,007,344	27,684,759

Realized and Unrealized Gain (Loss):
Net realized gain (loss) on:
Investments	860,090	1,529,132	430,880	228,035
Foreign currency	(531,262)	(923,992)	(291,079)	(291,079)

Net realized gain (loss)	328,828	605,140	139,801	(63,044)

Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments:
Investments and cash equivalents	(17,055,475)	(14,338,411)	149,698	1,966,633
Foreign currency translations	(1,407,763)	(970,173)	114,631	114,631
Controlled investments	(5,653,788)	(10,792,963)	—	—
Affiliated investments	3,898,046	3,885,522	—	—

Net change in unrealized appreciation (depreciation)	(20,218,980)	(22,216,025)	264,329	2,081,264

Net realized and unrealized gain (loss)	(19,890,152)	(21,610,885)	404,130	2,018,220

Net Increase in Net Assets Resulting from Operations	$2,465,470	$32,117,283	$11,411,474	$29,702,979

Net Investment Income Per Share	$0.44	$1.23	$0.30	$0.76

Earnings Per Share	$0.05	$0.74	$0.31	$0.82

Basic and Diluted Weighted-Average Shares Outstanding	51,190,376	43,600,033	36,901,928	36,315,321

*	Certain amounts have been reclassified to conform to the current periods’ presentation.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. The information contained on our website is not a part of this press release.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s Securities and Exchange Commission (SEC) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets; (3) our relative and absolute investment performance; (4) the impact of increased competition; (5) the unfavorable resolution of legal proceedings that may occur; (6) the extent and timing of any share repurchases; (7) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock Kelso Capital or its service providers; (8) terrorist activities and international hostilities; and (9) the impact of changes to tax legislation and, generally, the tax position of the Company.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s subsequent reports filed with the SEC identify additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com

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